Macquarie Infrastructure Holdings, LLC

125 West 55th Street New York, NY10019 United States	Telephone Facsimile Internet:	+1 212 231 1825 +1 212 231 1828 www.macquarie.com/mic

FOR IMMEDIATE RELEASE

MIC REPORTS FIRST QUARTER 2022
FINANCIAL AND OPERATIONAL RESULTS

New York, May 3, 2022 — Macquarie Infrastructure Holdings, LLC (NYSE: MIC) (the “Company”) today announced its financial and operational results from continuing operations for the first quarter of 2022.

“Our financial results in the first quarter of 2022 reflect positive trends in the number of visitors to Hawaii which contributed to an increase in the volume of gas sold by Hawaii Gas,” said Christopher Frost, chief executive officer of MIC.

In June 2021, the Company entered into a merger agreement with an entity managed by Argo Infrastructure Partners, LP.

“We have received all the approvals other than that from the Hawaii Public Utilities Commission relating to completing the proposed merger. We continue to expect to receive the remaining approval and to conclude the transaction in the first half of 2022,” Frost added. “If the merger is concluded on or prior to July 1, 2022, unitholders will receive consideration of $3.83 per unit in cash. If the merger is concluded after July 1, 2022, unitholders will receive $4.11 per unit in cash.”

Financial and Operational Results

MIC’s results from continuing operations in the first quarter of 2022 reflect improved operating conditions driven by the increase in the number of visitors to Hawaii relative to COVID-induced lows in 2020. The number of visitors to Hawaii in the first quarter increased to approximately 79% of pre-pandemic levels. The increase drove hotel occupancy and restaurant patronage higher and consequently gas sales by Hawaii Gas.

The volume of gas sold by Hawaii Gas in the first quarter increased 11% versus the first quarter in 2021 (the “prior corresponding period”) but was 13% below the level recorded in the first quarter of 2019 prior to the pandemic. The financial impact of the increase in gas sales was partially offset by a higher average wholesale cost of Liquified Petroleum Gas distributed by the business.

MIC recorded net income from continuing operations of $11.4 million in the first quarter compared with a net loss of $6.3 million in the prior comparable period.

The Company reported Adjusted EBITDA excluding non-cash items from continuing operations of $9.3 million in the first quarter versus $12.1 million in the prior comparable period.

MIC used $4.5 million of cash in operating activities during the first quarter compared with use of $12.9 million in the prior comparable period.

The Company reported Adjusted Free Cash Flow from continuing operations of $3.4 million in the first quarter versus $9.6 million in the prior comparable period.

Summary Financial Information

	Quarter Ended March 31,		Change Favorable/ (Unfavorable)
	2022	2021	$	%
	($ In Thousands, Except Unit and Per Unit Data) (Unaudited)
GAAP Metrics
Continuing Operations
Net income (loss)	$11,446	$(6,270)	17,716	NM
Net income (loss) per unit attributable to MIH	0.13	(0.08)	0.21	NM
Cash used in operating activities	(4,531)	(12,942)	8,411	65
Discontinued Operations
Net income	$—	$20,067	(20,067)	(100)
Net income per unit attributable to MIH	—	0.23	(0.23)	(100)
Cash provided by operating activities	—	52,935	(52,935)	(100)
Weighted average number of units outstanding: basic	88,494,560	87,411,455	1,083,105	1
MIH Non-GAAP Metrics
EBITDA excluding non-cash items – continuing operations	$10,420	$7,863	2,557	33
Investment and acquisition/disposition costs	(1,072)	4,279	(5,351)	(125)
Adjusted EBITDA excluding non-cash items – continuing operations	9,348	12,142	(2,794)	(23)
Cash interest	(486)	(3,288)	2,802	85
Cash taxes	(2,960)	1,848	(4,808)	NM
Maintenance capital expenditures	(2,482)	(1,114)	(1,368)	(123)
Adjusted Free Cash Flow – continuing operations	$3,420	$9,588	(6,168)	(64)

NM — Not meaningful.
About MIC

MIC owns and operates businesses providing energy services, production and distribution in Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic.

Use of Non-GAAP Measures
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") excluding non-cash items and Free Cash Flow

In addition to MIC’s results under U.S. GAAP, the Company uses the non-GAAP measures EBITDA excluding non-cash items and Free Cash Flow to assess the performance and prospects of its business.

MIC measures EBITDA excluding non-cash items as a reflection of its ability to effectively manage the volume of products sold, the operating margin earned on those transactions and the management of operating expenses independent of its capitalization and tax position.

The Company believes investors use EBITDA excluding non-cash items primarily as a measure of its operating performance and to make comparisons with the operating performance of other businesses whose depreciation and amortization expense may vary from MIC’s, particularly where acquisitions and other non-operating factors are involved. MIC defines EBITDA excluding non-cash items as net income (loss) or earnings — the most comparable GAAP measure — before interest, taxes, depreciation and amortization and non-cash items including impairments, unrealized derivative gains and losses, adjustments for other non-cash items and pension expense reflected in the statements of income (loss). Other non-cash items, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries. EBITDA excluding non-cash items also excludes base management fees and performance fees, if any, whether paid in cash or units.

MIC defines Free Cash Flow as cash from operating activities — the most comparable GAAP measure — less maintenance capital expenditures and adjusted for changes in working capital.

Management uses Free Cash Flow as a measure of its ability to fund acquisitions, invest in growth projects, to reduce or repay indebtedness, and/or to return capital to unitholders. GAAP metrics such as net income (loss) do not provide MIC management with the same level of visibility into the performance and prospects of the business as a result of: (i) the capital intensive nature of its operations and the generation of non-cash depreciation and amortization; (ii) units issued to the Company’s external manager under the Management Services Agreement, (iii) the Company’s ability to defer all or a portion of current federal income taxes; (iv) non-cash mark-to-market adjustment of the value of derivative instruments; (v) gains (losses) related to the write-off or disposal of assets or liabilities, (vi) non-cash compensation expense incurred in relation to the incentive plans for senior management of the Company’s operating business; and (vii) pension expense. Pension expenses primarily consist of interest expense, expected return on plan assets, and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are reflected as a reduction in Free Cash Flow and are not included in pension expense. Management believes that external consumers of its financial statements, including investors and research analysts, could use Free Cash Flow to assess the Company’s ability to fund acquisitions, invest in growth projects, reduce or repay indebtedness, and/or return capital to unitholders.

Management believes that both EBITDA excluding non-cash items and Free Cash Flow support a more complete and accurate understanding of the financial and operating performance of its business than would otherwise be achieved using GAAP results alone.

Free Cash Flow does not take into consideration required payments on indebtedness and other fixed obligations or other cash items that are excluded from MIC’s definition of Free Cash Flow. Management notes that Free Cash Flow may be calculated differently by other companies thereby limiting its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure to help understand MIC’s financial performance and not in lieu of its financial results reported under GAAP.

See the tables below for a reconciliation of Net Income (Loss) to EBITDA excluding non-cash items from continuing operations and a reconciliation of cash used in operating activities from continuing operations to Free Cash Flow from continuing operations.

Classification of Maintenance Capital Expenditures and Growth Capital Expenditures

MIC categorizes capital expenditures as either maintenance capital expenditures or growth capital expenditures. As neither maintenance capital expenditure nor growth capital expenditure is a GAAP term, the Company has adopted a framework to categorize specific capital expenditures. In broad terms, maintenance capital expenditures primarily maintain MIC’s current levels of operations, capability, profitability, or cash flow, while growth capital expenditures primarily provide new or enhanced levels of operations, capability, profitability, or cash flow. Management considers various factors in determining whether a specific capital expenditure will be classified as maintenance or growth.

MIC does not bifurcate specific capital expenditures into growth and maintenance components. Each discrete capital expenditure is considered within the above framework and the entire capital expenditure is classified as either maintenance or growth.

Disclaimer on Forward Looking Statements

This communication contains forward-looking statements. The Company may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially”, “may”, or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements include, among others, those concerning the Company’s expected financial performance and strategic and operational plans, statements regarding the proposed sale of the Company and the anticipated uses of any proceeds therefrom, the completion of the sale of the Company or the termination of the sale effort, statements regarding the anticipated specific and overall impacts of the COVID-19 pandemic, as well as all assumptions, expectations, predictions, intentions, or beliefs about future events. Forward-looking statements in this communication are subject to a number of risks and uncertainties, some of which are beyond the Company’s control, including, among other things: changes in general economic or business conditions; the ongoing impact of the COVID-19 pandemic; the Company’s ability to complete the announced sale; uncertainties as to the timing of the consummation of the proposed transaction; the risk that conditions to closing of the proposed transaction are not satisfied, including the failure to timely obtain the requisite approvals or regulatory clearances; the occurrence of any event giving rise to a termination of the proposed transaction; the Company’s ability to service, comply with the terms of and refinance debt; its ability to retain or replace qualified employees; in the absence of a sale, its ability to complete growth projects, deploy growth capital and manage growth, make and finance future acquisitions and implement its strategy; the regulatory environment; demographic trends; the political environment; the economy, tourism, construction and transportation costs; air travel; environmental costs and risks; fuel and gas and other commodity costs; the Company’s ability to recover increases in costs from customers; cybersecurity risks; work interruptions or other labor stoppages; risks associated with acquisitions or dispositions; litigation risks; reliance on sole or limited source suppliers, risks or conflicts of interests involving the Company’s relationship with the Macquarie Group; and changes in U.S. federal tax law. These and other risks and uncertainties are described under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in its other reports filed from time to time with the SEC.
The Company’s actual results, performance, prospects, or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which the Company is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties, and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this press release may not occur. These forward-looking statements are made as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, please contact:

Investors: Jay Davis Investor Relations MIC 212-231-1825	Media: Lee Lubarsky Corporate Communications MIC 212-231-2638

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

CONSOLIDATED CONDENSED BALANCE SHEETS
($ in Thousands, Except Unit Data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,589	$47,259
Restricted cash	1,025	1,051
Accounts receivable, net of allowance for doubtful accounts	27,422	27,824
Inventories	12,175	11,658
Prepaid expenses	7,491	1,813
Fair value of derivative instruments	8,344	909
Other current assets	5,547	2,255
Total current assets	99,593	92,769
Property, equipment, land, and leasehold improvements, net	298,746	297,190
Operating lease assets, net	12,186	12,591
Goodwill	120,193	120,193
Intangible assets, net	4,392	4,498
Fair value of derivative instruments	4,078	470
Other noncurrent assets	8,458	8,740
Total assets	$547,646	$536,451
LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities:
Due to Manager-related party	$274	$260
Accounts payable	7,214	6,169
Accrued expenses	13,476	18,449
Current portion of long-term debt	1,118	1,107
Operating lease liabilities - current	1,800	1,794
Other current liabilities	6,820	5,223
Total current liabilities	30,702	33,002
Long-term debt, net of current portion	97,443	97,655
Deferred income taxes	40,236	38,540
Operating lease liabilities - noncurrent	10,365	10,810
Other noncurrent liabilities	53,049	53,062
Total liabilities	231,795	233,069
Commitments and contingencies	—	—
Unitholders’ equity(1):
Common units paid in capital (500,000,000 authorized; 88,805,519 units issued and outstanding on March 31, 2022 and 88,343,762 units issued and outstanding on December 31, 2021)	194,494	193,471
Accumulated other comprehensive loss	(5,106)	(5,106)
Retained earnings	117,681	106,539
Total unitholders’ equity	307,069	294,904
Noncontrolling interests	8,782	8,478
Total equity	315,851	303,382
Total liabilities and equity	$547,646	$536,451

(1)The Company is authorized to issue 100,000,000 preferred units. On March 31, 2022 and December 2021, no preferred units were issued or outstanding. The Company had 100 special units issued and outstanding to its Manager on March 31, 2022 and December 31, 2021, respectively.

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)
(Unaudited)
($ in Thousands, Except Unit and Per Unit Data)

	Quarter ended March 31,
	2022	2021
Revenue
Product revenue	$68,681	$54,587
Total revenue	68,681	54,587
Costs and expenses
Cost of product sales	40,004	34,756
Selling, general and administrative	8,381	11,582
Disposition payment to Manager	—	19
Total Selling, general and administrative	8,381	11,601
Fees to Manager - related party	800	5,552
Depreciation	3,675	3,642
Amortization of intangibles	106	106
Total operating expenses	52,966	55,657
Operating income (loss)	15,715	(1,070)
Other income (expense)
Interest income	7	3
Interest expense(1)	(38)	(7,049)
Other income (expense), net	418	(336)
Net income (loss) from continuing operations before income taxes	16,102	(8,452)
(Provision) benefit for income taxes	(4,656)	2,182
Net income (loss) from continuing operations	11,446	(6,270)
Discontinued Operations(2)
Net income from discontinued operations before income taxes	—	27,615
Provision for income taxes	—	(7,548)
Net income from discontinued operations	—	20,067
Net income	11,446	13,797

Net income (loss) from continuing operations	11,446	(6,270)
Less: net income attributable to noncontrolling interest	304	597
Net income (loss) from continuing operations attributable to MIH	11,142	(6,867)
Net income from discontinued operations	—	20,067
Net income from discontinued operations attributable to MIH	—	20,067
Net income attributable to MIH	$11,142	$13,200

Basic income (loss) per unit from continuing operations attributable to MIH	$0.13	$(0.08)
Basic income per unit from discontinued operations attributable to MIH	—	0.23
Basic income per unit attributable to MIH	$0.13	$0.15
Weighted average number of units outstanding: basic	88,494,560	87,411,455

Diluted income (loss) per unit from continuing operations attributable to MIH	$0.12	$(0.08)
Diluted income per unit from discontinued operations attributable to MIH	—	0.23
Diluted income per unit attributable to MIH	$0.12	$0.15
Weighted average number of units outstanding: diluted	89,860,394	87,411,455

(1)Interest expense includes non-cash gains on derivative instruments of $489,000 and $283,000 for the quarters ended March 31, 2022 and 2021, respectively.
(2)See Note 4, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part I of Form 10-Q for the quarter ended March 31, 2022, for further discussions on businesses classified as held for sale.

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in Thousands)

	Quarter Ended March 31,
	2022	2021
Operating activities
Net income (loss) from continuing operations	$11,446	$(6,270)
Adjustments to reconcile net income (loss) to net cash used in operating activities from continuing operations:
Depreciation	3,675	3,642
Amortization of intangibles	106	106
Amortization of debt financing costs	73	4,084
Adjustments to derivative instruments	(11,164)	(1,459)
Fees to Manager - related party	800	5,552
Deferred taxes	1,696	(334)
Other non-cash expense, net	389	1,133
Changes in other assets and liabilities, net of acquisitions:
Accounts receivable	192	(1,897)
Inventories	(347)	(1,497)
Prepaid expenses and other current assets	(9,058)	(2,653)
Accounts payable and accrued expenses	(4,068)	(7,507)
Income taxes payable	2,878	(2,332)
Other, net	(1,149)	(3,510)
Net cash used in operating activities from continuing operations	(4,531)	(12,942)
Investing activities
Purchases of property and equipment	(5,033)	(3,339)
Other, net	142	15
Net cash used in investing activities from continuing operations	(4,891)	(3,324)
Financing activities
Payment of long-term debt	(274)	(358,843)
Distributions paid to common unitholders	—	(960,981)
Net cash used in financing activities from continuing operations	(274)	(1,319,824)
Net change in cash, cash equivalents, and restricted cash from continuing operations	(9,696)	(1,336,090)

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS – (continued)
(Unaudited)
($ in Thousands)

	Quarter Ended March 31,
	2022	2021
Cash flows provided by (used in) discontinued operations:
Net cash provided by operating activities	$—	$52,935
Net cash used in investing activities	—	(12,515)
Net cash used in financing activities	—	(2,562)
Net cash provided by discontinued operations	—	37,858
Net change in cash, cash equivalents, and restricted cash	(9,696)	(1,298,232)
Cash, cash equivalents, and restricted cash, beginning of period	48,310	1,839,220
Cash, cash equivalents, and restricted cash, end of period	$38,614	$540,988

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Accrued purchases of property and equipment from continuing operations	$743	$237
Accrued purchases of property and equipment from discontinued operations	—	3,665
Leased assets obtained in exchange for new operating lease liabilities from discontinued operations	—	787
Taxes received, net, from continuing operations	—	(755)
Taxes paid , net, from discontinued operations	—	1,415
Interest paid, net, from continuing operations	471	6,761
Interest paid, net, from discontinued operations	—	9,809

The following table provides a reconciliation of cash, cash equivalents, and restricted cash from both continuing and discontinued operations reported within the consolidated condensed balance sheets that is presented in the consolidated condensed statements of cash flows:

	As of March 31,
	2022	2021
Cash and cash equivalents	$37,589	$192,842
Restricted cash - current	1,025	1,085
Cash, cash equivalents, and restricted cash included in assets held for sale	—	347,061
Total of cash, cash equivalents, and restricted cash shown in the consolidated condensed statements of cash flows	$38,614	$540,988

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS – MD&A

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2022	2021	$	%
	($ In Thousands, Except Unit and Per Unit Data) (Unaudited)
Revenue
Product revenue	$68,681	$54,587	14,094	26
Total revenue	68,681	54,587	14,094	26
Costs and expenses
Cost of product sales	40,004	34,756	(5,248)	(15)
Selling, general and administrative	8,381	11,582	3,201	28
Disposition payment to Manager	—	19	19	100
Total Selling, general and administrative	8,381	11,601	3,220	28
Fees to Manager - related party	800	5,552	4,752	86
Depreciation and amortization	3,781	3,748	(33)	(1)
Total operating expenses	52,966	55,657	2,691	5
Operating income (loss)	15,715	(1,070)	16,785	NM
Other income (expense)
Interest income	7	3	4	133
Interest expense(1)	(38)	(7,049)	7,011	99
Other income (expense), net	418	(336)	754	NM
Net income (loss) from continuing operations before income taxes	16,102	(8,452)	24,554	NM
(Provision) benefit for income taxes	(4,656)	2,182	(6,838)	NM
Net income (loss) from continuing operations	11,446	(6,270)	17,716	NM
Discontinued Operations
Net income from discontinued operations before income taxes	—	27,615	(27,615)	(100)
Provision for income taxes	—	(7,548)	7,548	100
Net income from discontinued operations	—	20,067	(20,067)	(100)
Net income	11,446	13,797	(2,351)	(17)

Net income (loss) from continuing operations	11,446	(6,270)	17,716	NM
Less: net income attributable to noncontrolling interests	304	597	293	49
Net income (loss) from continuing operations attributable to MIH	11,142	(6,867)	18,009	NM
Net income from discontinued operations	—	20,067	(20,067)	(100)
Net income from discontinued operations attributable to MIH	—	20,067	(20,067)	(100)
Net income attributable to MIH	$11,142	$13,200	(2,058)	(16)

Basic income (loss) per unit from continuing operations attributable to MIH	$0.13	$(0.08)	0.21	NM
Basic income per unit from discontinued operations attributable to MIH	—	0.23	(0.23)	(100)
Basic income per unit attributable to MIH	$0.13	$0.15	(0.02)	(13)
Weighted average number of units outstanding: basic	88,494,560	87,411,455	1,083,105	1

NM — Not meaningful.

(1)Interest expense includes non-cash gains on derivative instruments of $489,000 and $283,000 for the quarters ended March 31, 2022, and 2021 respectively.

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH USED IN OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2022	2021	$	%
	($ In Thousands) (Unaudited)
Net income (loss) from continuing operations	$11,446	$(6,270)
Interest expense, net(1)	31	7,046
Provision (benefit) for income taxes	4,656	(2,182)
Depreciation and amortization	3,781	3,748
Fees to Manager - related party	800	5,552
Other non-cash income, net(2)	(10,294)	(31)
EBITDA excluding non-cash items - continuing operations	$10,420	$7,863	2,557	33

EBITDA excluding non-cash items - continuing operations	$10,420	$7,863
Interest expense, net(1)	(31)	(7,046)
Non-cash interest expense, net(1)	(455)	3,758
(Provision) benefit for current income taxes	(2,960)	1,848
Changes in working capital	(11,505)	(19,365)
Cash used in operating activities - continuing operations	(4,531)	(12,942)
Changes in working capital	11,505	19,365
Maintenance capital expenditures	(2,482)	(1,114)
Free cash flow - continuing operations	$4,492	$5,309	(817)	(15)

(1)Interest expense, net, includes non-cash adjustments to derivative instruments and non-cash amortization of debt financing costs. For the quarter ended March 31, 2021, interest expense also includes non-cash write-offs of debt financing costs related to the repurchase of our 2.00% Convertible Senior Notes.
(2)Other non-cash income, net, includes primarily non-cash mark-to-market adjustment of the value of the commodity hedge contracts, non-cash compensation expense incurred in relation to the incentive plans for senior management of our operating businesses, and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. Other non-cash income, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries, for which this adjustment is reported in working capital in the above table. See “Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") excluding non-cash items and Free Cash Flow” above for further discussion.